Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

March 28, 2025

Board of Directors

Polibeli Group Ltd

Polibeli, Lt 49th Sahid Sudirman Centre

Jl. Jenderal Sudirman No. Kav. 13-15 Lt 49

RT.10/RW.11, Karet Tengsin, Kecamatan Tanah Abang

Kota Jakarta Pusat, Daerah Khusus Ibukota Jakarta

Republic of Indonesia

To the addressee referred to above:

We are acting as counsel to Polibeli Group Ltd, a Cayman Islands exempted company (the “Company”), in connection with its registration statement on Form F-4 (SEC File No. 333-285821), as amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) relating to, among other things, the merger of Polibeli Merger One Limited, a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of the Company (“Merger Sub”) with and into Chenghe Acquisition II Co., a Cayman Islands exempted company with limited liability (“Chenghe”), with Chenghe surviving the merger as a direct wholly-owned subsidiary of the Company (the “Merger”), pursuant to the Business Combination Agreement, dated as of September 16, 2024, by and among the Company, Chenghe and Merger Sub (as it may be amended from time to time, the “Business Combination Agreement”).

Pursuant to Section 3.7(a)(v) of the Business Combination Agreement, each warrant issued by Chenghe exercisable for one class A ordinary share of Chenghe, par value of $0.0001 per share (the “Chenghe Class A Ordinary Shares”), to the extent outstanding and unexercised immediately prior to the effective time of the Merger will cease to be a warrant with respect to the Chenghe Class A Ordinary Shares and will be assumed by the Company and entitle the holder thereof to acquire such equal number of class A ordinary shares of the Company, par value of $0.00001 per share (the “Warrants”) pursuant to and in accordance with the Amended and Restated Warrant Agreement, to be entered into by and among the Company, Chenghe and the warrant agent therein, at the Closing (as defined in the Business Combination Agreement).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Act.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the internal laws of the State of New York. We express no opinion herein as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) effectiveness of the Registration Statement and (ii) approval of the transactions contemplated by the Business Combination Agreement, and upon the assumption of the Warrants by the Company pursuant to the Business Combination Agreement, the Warrants will constitute valid and binding obligations of the Company.

The opinion expressed in the immediately preceding paragraph with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances and fraudulent, preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law), including, without limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP